Exhibit 99.1

NovaDel Reports Financial Results for First Quarter 2009

Flemington, NJ – May 15, 2009 - NovaDel Pharma Inc. (NYSE AMEX: NVD), a specialty pharmaceutical company developing oral spray formulations for a broad range of marketed treatments, reported financial results for its first quarter ended March 31, 2009. For the quarter ended March 31, 2009, NovaDel reported a net loss of $2.1 million, or $0.04 per share, compared to a net loss of $2.0 million, or $0.03 per share, for the quarter ended March 31, 2008.

For the quarter ended March 31, 2009 the loss from operations was $2.0 million as compared to $2.0 million for the quarter ended March 31, 2008. No significant variance exists in the loss from operations for the quarter compared to the comparable period in the prior year.

During the quarter ended March 31, 2009, NovaDel incurred approximately $0.5 million in interest expense, the majority of which related to the convertible notes that were issued in May and October 2008. As previously disclosed, the Company issued $4.0 million of secured convertible notes to ProQuest Investments, II, L.P., and related entities (collectively, “ProQuest”), consisting of approximately $1.5 million of notes issued on May 30, 2008 (the “First Tranche Notes”) and $2.5 million of notes issued on October 17, 2008 (the “Second Tranche Notes”).

As of March 31, 2009, NovaDel’s cash and cash equivalents were $2.7 million and had negative working capital of $(2.3) million, as compared to $2.1 million as of March 31, 2008, representing a net decrease in working capital of approximately $4.4 million, principally the result of the issuance of the above-mentioned convertible notes. The Company paid ProQuest on April 29, 2009, $1.0 million against the First Tranche Notes. If ProQuest demands payment of the notes, the Company will not be able to repay the notes in full, unless it is successful prior to that time in securing funds through new strategic partnerships and/or the sale of common stock or other securities. Excluding a requirement to repay the Notes, the Company can, without additional funding sources, fund its operations through the third quarter of 2009.

ABOUT NOVADEL PHARMA

NovaDel Pharma Inc. is a specialty pharmaceutical company developing oral spray formulations for a broad range of marketed drugs. The Company’s proprietary technology offers, in comparison to conventional oral dosage forms, the potential for faster absorption of drugs into the bloodstream leading to quicker onset of therapeutic effects and possibly reduced first pass liver metabolism, which may result in lower doses. Oral sprays eliminate the requirement for water or the need to swallow, potentially improving patient convenience and adherence.

NovaDel’s oral spray technology is focused on addressing unmet medical needs for a broad array of existing and future pharmaceutical products. The Company’s most advanced oral spray candidates target angina, nausea, insomnia, migraine headaches and disorders of the central nervous system. NovaDel plans to develop these and other products independently and through collaborative arrangements with pharmaceutical and biotechnology companies. To find out more about NovaDel Pharma Inc. (NYSE AMEX: NVD), visit our website at www.novadel.com.

FORWARD-LOOKING STATEMENTS:

Except for historical information contained herein, this document may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks and uncertainties that may cause the Company’s actual results or outcomes to be materially different from those anticipated and discussed herein including, but not limited to, the successful completion of its pilot pharmacokinetic feasibility studies, the ability to develop products (independently and through collaborative arrangements), the ability to commercialize and obtain FDA and other regulatory approvals for products under development and the acceptance in the marketplace for oral spray products. The filing of an NDA with the FDA is an important step in the approval process in the United States. Acceptance for filing by the FDA does not mean that the NDA has been or will be approved, nor does it represent an evaluation of the adequacy of the data submitted. Further, the Company operates in industries where securities may be volatile and may be influenced by regulatory and other factors beyond the Company’s control. Important factors that the Company believes might cause such differences are discussed in the risk factors detailed in the Company’s most recent Annual Report on Form 10-K and Registration Statements, filed with the Securities and Exchange Commission. In assessing forward-looking statements contained herein, if any, the reader is urged to carefully read all cautionary statements contained in such filings.

For more detailed information regarding NovaDel’s First Quarter 2009 financial results and its product pipeline, please review the Company’s SEC filings and the Company’s Form 10-Q for the quarter ended March 31, 2009 at the Investor Relations section of www.novadel.com.

CONTACT:

Steven B. Ratoff

(908) 782-3431 ext. 2650

Chairman, Interim Chief Financial Officer, Interim President and Chief Executive Officer

NovaDel Pharma Inc.

sratoff@novadel.com

NOVADEL PHARMA INC.

CONDENSED STATEMENTS OF OPERATIONS

FOR THE THREE MONTHS ENDED MARCH 31, 2009 AND MARCH 31, 2008

(UNAUDITED)

	Three Months Ended
	March 31, 2009	March 31, 2008

License Fees and Milestone Payments Earned from Related Parties	$66,000	$103,000

Total Revenues	66,000	103,000

Research and Development Expenses	826,000	1,123,000
Consulting, Selling, General and Administrative Expenses	1,258,000	987,000

Total Expenses	2,084,000	2,110,000

Loss From Operations	(2,018,000)	(2,007,000)

Other Income	360,000	—

Interest Income / (Expense), net	(481,000)	35,000

Net Loss	$(2,139,000)	$(1,972,000)

Basic and Diluted Loss Per Common Share	$(0.04)	$(0.03)

Weighted Average Number of Common Shares Used in Computation of Basic and Diluted Loss Per Common Share	59,892,000	60,245,000

NOVADEL PHARMA INC.

CONDENSED BALANCE SHEETS

AS OF MARCH 31, 2009 (UNAUDITED) AND DECEMBER 31, 2008

ASSETS	March 31, 2009 (unaudited)	December 31, 2008 (Note 2)
Current Assets:
Cash and cash equivalents	$2,716,000	$4,328,000
Assets held-for-sale	299,000	299,000
Deferred financing costs, net of accumulated amortization of $234,000 and $213,000, respectively	4,000	25,000
Prepaid expenses and other current assets	590,000	958,000
Total Current Assets	3,609,000	5,610,000

Property and equipment, net	1,341,000	1,447,000
Other assets	259,000	259,000

TOTAL ASSETS	$5,209,000	$7,316,000

LIABILITIES AND STOCKHOLDERS’ DEFICIENCY
Current Liabilities:
Secured convertible notes payable, net of unamortized debt discount of $57,000 and $403,000, respectively	$3,943,000	$3,597,000
Accounts payable	560,000	654,000
Accrued expenses and other current liabilities	1,018,000	924,000
Current portion of deferred revenue	266,000	266,000
Current portion of capital lease obligations	97,000	122,000
Total Current Liabilities	5,884,000	5,563,000

Non-current portion of deferred revenue	4,402,000	4,468,000
Non-current portion of capital lease obligations	14,000	26,000

Total Liabilities	10,300,000	10,057,000

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ DEFICIENCY
Preferred stock, $.001 par value:
Authorized 1,000,000 shares, none issued	—	—
Common stock, $.001 par value:
Authorized 200,000,000, issued 61,061,374 and 60,692,260 shares at March 31, 2009 and December 31, 2008, respectively	61,000	60,000
Additional paid-in capital	72,182,000	72,034,000
Accumulated deficit	(77,328,000)	(74,829,000)
Less: treasury stock, at cost, 3,012 shares	(6,000)	(6,000)
Total Stockholders’ Deficiency	(5,091,000)	(2,741,000)

TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIENCY	$5,209,000	$7,316,000